Exhibit 99.2

Acuity Brands, Inc.

Management Compensation and Incentive Plan

Fiscal Year 2009 Plan Rules for Executive Officers

On October 24, 2008, the Compensation Committee of the Board of Directors of Acuity Brands, Inc. adopted plan rules for potential cash bonuses to be earned by executive officers for fiscal year 2009 under the Corporation’s Management Compensation and Incentive Plan. The plan rules for each executive officer consist of a target bonus amount, stated as a percentage of gross salary. The awards for Vernon J. Nagel and Richard K. Reece are subject to the application of negative discretion by the Committee. The target bonus is based on achievement of specified financial performance measures, and the actual bonus earned increases above target or decreases below target based on the level of achievement of the financial performance measures, with no bonus payable (other than possible discretionary bonuses) if financial performance is below a specified threshold level.

The performance measures consist of specified targets for:

Executive Officers of Acuity Brands, Inc.

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Adjusted Diluted Earnings per Share, computed by dividing net income by diluted weighted average number of shares and adjusted to exclude (a) the impact from non-cash expenses related to the impairment of assets associated with restructuring and (b) the distortive effect of acquisitions.

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Adjusted Consolidated Operating Profit Margin, calculated as earnings before interest and taxes divided by net sales and adjusted to exclude the impact from the distortive effect of (a) excessive inflation on materials, components, and freight costs, (b) non-cash expenses related to the impairment of assets associated with restructuring, and (c) acquisitions; and

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Cash Flow, calculated as cash flow from operations, less capital expenditures, plus cash received on sale of property of business, plus or minus cash flow from foreign currency fluctuations, and excluding cash used for acquisitions.

Executive Officers of Acuity Brands Lighting, Inc.

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Business Unit Operating Profit, excluding the effect of (a) non-cash expenses related to the impairment of assets associated with restructuring, (b) gains or losses on sales of property or business, and (3) acquisitions;

•	Business Unit Operating Profit Margin, calculated as operating profit (as defined above) divided by net sales; and

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Business Unit Cash Flow, calculated as cash flow from operations, less capital expenditures, plus cash received on sale of property of business, plus or minus cash flow from foreign currency fluctuations, and excluding cash used for acquisitions.

Achievement of performance levels is determined by the Compensation Committee following the completion of the fiscal year and amounts are subject to the application of negative discretion by the Committee.

The target percentage of gross salary applied to the actual bonus earned is based on competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies and is as follows for executive officers of the Corporation:

Chairman, President, and Chief Executive Officer	150%
Executive Vice President and Chief Financial Officer	65%
Executive Vice President, Supply Chain of Acuity Brands Lighting, Inc.	60%
Executive Vice President and Chief Financial Officer of Acuity Brands Lighting, Inc.	55%
Executive Vice President and Chief Commercial Officer of Acuity Brands Lighting, Inc.	60%

As previously reported, the position of Chief Commercial Officer at Acuity Brands Lighting, Inc. was eliminated as part of the Company’s ongoing program to accelerate the streamlining of the organization. As a result, John T. Hartman, Executive Vice President and Chief Commercial Officer of Acuity Brands Lighting, was terminated effective January 7, 2009. Pursuant to the provisions of the Severance Agreement, dated November 19, 2008, by and among Mr. Hartman and Acuity Brands Lighting, Inc. and whose terms and benefits are disclosed in the Company’s current Proxy Statement for the 2008 Annual Meeting of Stockholders dated November 24, 2008, Mr. Hartman is eligible to receive a pro rata bonus payment for the fiscal year in which severance occurs. The pro rata bonus payment is based on the higher of the 100% target level or the level based on the Company’s actual performance.